                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No.: 333-118807

PROSPECTUS

                 657,322 SHARES OF COMMON STOCK PAR VALUE $.001
                 80,000 WARRANTS, EACH TO PURCHASE ONE SHARE OF
                          COMMON STOCK PAR VALUE $.001

                    [MILESTONE SCIENTIFIC INC. LOGO OMITTED]

     The selling stockholders named in this prospectus are offering to sell up to an aggregate of 657,322 shares of our common stock and 80,000 warrants, each to purchase one share of common stock, as follows:

200,982       Shares issued to various vendors and consultants in payment of outstanding trade payables and service fees in the aggregate amount of approximately $775,910 ;
58,253        Shares issuable to a third party accredited investor on conversion of a convertible note in the aggregate amount of $50,000;
58,419        Shares issuable to third party accredited investors upon execution of warrants to buy shares of our common stock at exercise prices of $1.56 and $6.00 per share;
240,000       Shares issuable to an affiliate of certain partners of our legal counsel upon exercise of options and warrants, expiring in 2009, to buy shares of our common stock at exercise prices of $3.26 and
              $4.89 per share as consideration for services provided in
              connection with Milestone's recent public offering;
40,000        Shares issuable to our investor relations consultant upon exercise of options to buy shares of our common stock at an exercise price of $2.25 per share, expiring on May 10, 2009.
59,668        Shares issuable to eleven consultants upon exercise of options to buy shares of our common stock at an exercise price of $4.92 per share, expiring on May 10, 2009, for services.
80,000        Warrants, expiring February 16, 2009, issued to an affiliate of certain partners of our legal counsel, to buy shares of our common stock at an exercise price of $4.89 per share as further
              consideration for services provided in connection with Milestone's recent public offering.

     We will not receive any of the proceeds from the sale of these securities.
The securities are being registered for resale by the selling stockholders.

     Shares of our common stock and warrants to purchase our common stock are traded on the American Stock Exchange under the symbols "MS" and "MS.WS", respectively. On September 29, 2004 the closing price of our common stock was
$1.74 per share and the closing price of our warrant was $0.30 per share.

     See "Risk Factors" beginning on Page 10 for the factors you should consider before buying shares of our common stock.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION OR OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 29, 2004.

                                TABLE OF CONTENTS

     You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational and reporting requirements of the
Securities Exchange Act of 1934, as amended, and, in accordance with that statute, have filed various reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect these reports, proxy statements and other information at the public reference facilities of the
Securities and Exchange Commission at its principal offices at Judiciary Plaza,
Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 233 Broadway, 16th Flr., New York, NY 10279. You can get
copies of these reports and other information from these offices upon payment of the required fees. These reports and other information can also be accessed from the web site maintained by the Securities and Exchange Commission at
http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800)
SEC-0330.

     We have filed a registration statement on Form S-3 with the Securities and
Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of the registration statement, provides information as to the shares and warrants covered by the filing. However, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any document are not necessarily complete and are qualified in their entirety by such reference. You should refer to the actual document as filed with the Securities and Exchange
Commission. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

     We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K,
10-QSB and 10-KSB with the Securities and Exchange Commission.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by us with the Securities and Exchange
Commission are incorporated in this prospectus by reference:

     (1)  Annual Report on Form 10-KSB for the fiscal year ended December 31,
          2003;

     (2)  Quarterly Report on Form 10-QSB for the fiscal quarters ended March
          31, 2004 and June 30, 2004

     (3)  Current Reports on Form 8-K filed on February 24, 2004, April 12, 2004 and June 16, 2004; and

     (4)  Each document filed after the date of this prospectus pursuant to
          Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act but
          before this offering terminates is incorporated in this prospectus by reference and is to be treated as part of this prospectus from the date it was filed. Any statement contained in a document incorporated
          or

     deemed to be incorporated in this prospectus by reference is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated in this prospectus by reference modifies or supersedes such statement.

     Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Milestone Scientific Inc., 220 South Orange Avenue,
Livingston Corporate Park, Livingston, New Jersey 07039, (973) 535-2717
Attention: Kevin Lusardi, Chief Financial Officer.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN
THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES OF OUR COMMON STOCK
COVERED BY THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS
PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR
A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED
SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO
SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN
WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                                     SUMMARY

OVERVIEW

     Milestone is a leader in advanced subcutaneous injection technology for dental and medical applications. Its principal product, CompuDent, a computer controlled, precision metered, local anesthetic injection system, together with its ergonomically designed, single patient use, disposable handpiece, The Wand, enables a dentist to consistently administer safe, effective and less painful injections. Since January 1998, Milestone has sold more than 24,000 CompuDent units and over 16 million single use handpieces in the United States and in over
25 other countries. CompuDent has been favorably evaluated in 18 peer reviewed, published clinical studies and over 25 other evaluative articles. The system provides these specific benefits:

     o    CompuDent minimizes the pain associated with palatal and other injections, resulting in a more comfortable injection experience for the patient;

     o    the pencil grip used with CompuDent's handpieces provides enhanced tactile sense and more accurate control;

     o    new injections made possible with CompuDent eliminate collateral numbness of the tongue, lips and facial muscles;

     o    bidirectional rotation of The Wand handpiece results in greater precision and more rapid onset of anesthesia by eliminating needle deflection in mandibular block injections;

     o    the single patient use, disposable handpiece minimizes the risk of cross contamination;

     o    the ergonomic design of The Wand makes an injection easier and less stressful to administer and lowers the risk of carpal tunnel syndrome to the dentist or hygienist; and

     o    CompuDent can increase productivity in many dental procedures by eliminating the need for preliminary pain blocking injections, and reducing the waiting time required to see if the injection has taken effect.

   SAFETYWAND

     In September 2003, Milestone received FDA approval for a newly developed and patented disposable handpiece, the SafetyWand that incorporates safety engineered sharps protection features to aid in the prevention of inadvertent needlesticks. The SafetyWand was designed to conform with the regulations of the
Occupational Safety and Health Administration of the U.S. Department of Labor
("OSHA") promulgated under the federal Needlestick Safety and Prevention Act
("the Needlestick Safety Act"), while also meeting the clinical needs of dentists, however, no independent evaluation confirms that the SafetyWand conforms to these regulations. To date, these OSHA regulations have generally not been enforced against dentists by OSHA and similar local and state authorities due to lack of commercially available products that meet the special needs of dentistry. Milestone believes that the commercial availability of the
SafetyWand will enable OSHA, and similar local and state authorities, to begin enforcement, or stricter enforcement, of the Needlestick Safety Act against dentists. Since the SafetyWand can only be used with the CompuDent system, enforcement by OSHA could promote

increased handpiece sales to current CompuDent users, while also providing impetus for the purchase of these systems by new users. In October 2003, we launched the SafetyWand at the American Dental Association Annual Meeting in
California. Once the SafetyWand becomes available in commercial quantities, it will compete with other safety engineered products in the medical market and against a single product claiming to be compliant with OSHA regulations under the Needlestick Safety Act in the dental market.

     NEW MARKETING APPROACH

     Throughout 2004, Milestone continued building a national sales force of highly trained independent representatives to provide sales coverage in urban areas in 16 states. To increase its ability to retain this sales force and to enhance its performance, Milestone:

     o    increased its base price of CompuDent to new customers to provide sufficient gross profit to recruit and adequately compensate its sales force;

     o    established a sales support staff to generate leads, set appointments, provide technical support and customer service and foster increased handpiece use; and

     o    began distributing a new product used in repairing teeth, the CoolBlue
          Wand, to assist its sales force in gaining access to dental offices for sales of CompuDent.

     Milestone's sales force currently includes four full time sales managers, 6 full time sales support staff and 14 independent sales representatives.
     With a growing new sales force and the acquisition of rights to new products to facilitate access to dental offices, Milestone intends to direct its marketing efforts to capturing new customers, particularly from specialty practitioners, including periodontists, pedodontists, endodontists and cosmetic/restorative dentists.

     OTHER PRODUCTS AND TECHNOLOGIES

     To broaden the use of its anesthetic injection technology, in 2001
Milestone launched CompuMed, a system similar to CompuDent, for the medical market. To date, sales and marketing of CompuMed have been limited by financial constraints. Milestone is currently seeking distribution partners in a variety of discrete medical disciplines.

     Milestone has also developed CompuFlo, a prototype product embodying an advanced pressure sensing technology for subcutaneous injection of liquid medications and local anesthetics. CompuFlo enables health care practitioners to monitor and precisely control pressure, rate and volume during subcutaneous injections. Due to cash constraints, to date Milestone has conducted only limited research as to potential medical applications for this technology and has not yet begun development of commercial devices embodying this technology.
Recently, a major medical center has commenced two clinical pilot studies using the CompuFlo pressure sensing technology. The first study is to evaluate identification of the epidural space during epidural anesthesia commonly used for postoperative pain management and pain relief during childbirth. The second study is designed to determine whether measuring and controlling injection pressures of local anesthetics may aid in reducing the risk of peripheral nerve injury while increasing patient safety. No assurances can be given that these clinical studies will prove CompuFlo efficacious for these purposes. No products have yet been designed using the CompuFlo technology, FDA marketing approval has not been obtained and no historical revenues have been generated from sale of devices embodying the CompuFlo technology.

     CORPORATE INFORMATION

     Milestone owns an 88.7% interest in Spintech, which developed and owns the technology underlying various products for healthcare providers, including
CompuDent(TM), CompuMed(TM) and The Wand(R), and has registered various patents and trademarks related to these products.

     We were organized in August 1989 under the laws of Delaware. Our principal executive office is located at 220 South Orange Avenue, Livingston Corporate
Park, Livingston, New Jersey 07039, telephone number (973) 535-2717.

                                  RISK FACTORS

The securities offered by the selling stockholders involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors and the other information in this prospectus, including our financial statements and the notes to those statements, prior to making an investment decision.

WE HAVE NO HISTORY OF PROFITABLE OPERATIONS. CONTINUING LOSSES COULD EXHAUST OUR
CAPITAL RESOURCES AND FORCE US TO DISCONTINUE OPERATIONS.

     Although our operations commenced in November 1995, until 1998 we had limited revenues. For the years ended December 31, 1998, 1999, 2000, 2001, 2002 and 2003, our revenues were approximately $8.8 million, $2.9 million, $5.7 million, $4.1 million, $4.1 million and 4.0 million, respectively. In addition, we have had losses for each year since the commencement of operations, including net losses of approximately $2.4 million for 2002 and for 2003. At December 31,
2003, we had an accumulated deficit of approximately $44.2 million. Unless we can significantly increase sales of our CompuDent units, handpieces or other injection devices, we expect to incur losses for the foreseeable future.

WE CANNOT BECOME SUCCESSFUL UNLESS WE GAIN GREATER MARKET ACCEPTANCE FOR OUR
PRODUCTS AND TECHNOLOGY.

     As with any new technology, there is substantial risk that the marketplace will not accept the potential benefits of this technology or be unwilling to pay for any cost differential with the existing technologies. Market acceptance of
CompuDent, the SafetyWand, CompuMed and CompuFlo depends, in large part, upon our ability to educate potential customers of their distinctive characteristics and benefits and will require substantial marketing efforts and expense. More than 24,000 units of the CompuDent or its predecessors have been sold worldwide since 1998. Sales of disposable handpieces in 2003 reflect a moderate increase in the world wide usage of our dental and medical systems. We cannot assure you that our current or proposed products will be accepted by practitioners or that any of the current or proposed products will be able to compete effectively against current and alternative products.

OUR LIMITED DISTRIBUTION CHANNELS MUST BE EXPANDED FOR US TO BECOME SUCCESSFUL.

     Our future revenues depend on our ability to market and distribute our anesthetic injection technology successfully. In the United States, we rely on a limited number of independent representatives and in-house sales people. Abroad, we lack distributors in many markets. To be successful we will need to hire and retain additional sales personnel, provide for their proper training and ensure adequate customer support. We cannot assure you that we will be able to hire and retain an adequate sales force or engage suitable distributors, or that our sales force or distributors will be able to successfully market and sell our products.

WE DEPEND ON TWO PRINCIPAL MANUFACTURERS. IF WE CANNOT MAINTAIN OUR EXISTING
RELATIONSHIPS OR DEVELOP NEW ONES, WE MAY HAVE TO CEASE OUR OPERATIONS.

     We have informal arrangements with the manufacturer of our CompuDent and
CompuMed units and the principal manufacturer of our handpieces for those units pursuant to which they manufacture these products under specific purchase orders but without any long-term contract or minimum purchase commitment. We have been supplied by these manufacturers since the commencement of production in 1998.
However, termination of the manufacturing relationship with any of these manufacturers could significantly and adversely affect our ability to produce and sell our products. Though we have established an alternate source of supply for our handpieces in China and other alternate sources of supply exist, we would need to recover our existing tools or have new tools produced to establish relationships with new suppliers. Establishing new manufacturing relationships could involve significant expense and delay. Any curtailment or interruptions of the supply, whether or not as a result or termination of the relationship, would adversely affect us.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT ARE NOT FULLY COVERED BY OUR
INSURANCE AND THAT COULD PUT US UNDER A TREMENDOUS FINANCIAL STRAIN.

     We could be subject to claims for personal injury from the alleged malfunction or misuse of our dental and medical products. While we carry liability insurance that we believe is adequate, we cannot assure you that the insurance coverage will be sufficient to pay such claims should they be successful. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on us.

WE RELY ON THE CONTINUING SERVICES OF OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
PRESIDENT AND DIRECTOR OF CLINICAL AFFAIRS.

     We depend on the personal efforts and abilities of our Chairman and Chief
Executive Officer, our President who was promoted to this position from that of
Senior Vice President in September 2003, and our Director of Clinical Affairs.
We maintain a key man life insurance policy in the amount of $1,000,000 on the life of our Chairman and Chief Executive Officer. However, the loss of his services or the services of each of our President or Director of Clinical
Affairs, on whom we maintain no insurance, could have a materially adverse effect on our business.

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN VOLATILE AND MAY CONTINUE TO
FLUCTUATE SIGNIFICANTLY BECAUSE OF VARIOUS FACTORS, SOME OF WHICH ARE BEYOND OUR
CONTROL.

     Our stock price has been extremely volatile, fluctuating over the last three years between closing prices of $.42 and $7.77. These fluctuations have been unrelated to or disproportionately affected by our operating performance.
The market price of our common shares could continue to fluctuate significantly after this offering in response to a variety of factors, some of which may be beyond our control.

THE EXISTENCE OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES MAY
PRECLUDE US FROM OBTAINING ADDITIONAL EQUITY FINANCING.

     We currently have outstanding options, warrants, convertible debentures and series A convertible preferred stock to purchase 3,304,991 shares of our common stock at prices ranging from $.87 to $ 9.00 per share with a weighted average exercise or conversion price of $ 4.59. Holders of these warrants and options are given the opportunity to profit from a rise in the market price of our common stock and are likely to exercise their securities at a time when we would be able to obtain additional equity capital on

more favorable terms. Thus, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by such outstanding securities.
We have granted registration rights with respect to shares of our common stock covered by the warrants. The market price of our common shares has been volatile and may continue to fluctuate significantly because of various factors, some of which are beyond our control.

WE ARE CONTROLLED BY A LIMITED NUMBER OF SHAREHOLDERS.

     Our principal shareholders, Leonard Osser and K. Tucker Andersen, own 31.6%
of the issued and outstanding shares of our common stock. As a result, they have the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including electing directors, selling all or substantially all of our assets, merging with another entity or amending our certificate of incorporation. This de facto control could delay, deter or prevent a change in control and could adversely affect the price that investors might be willing to pay in the future for our securities.

FUTURE SALES OR THE POTENTIAL FOR SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR
COMMON STOCK COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK AND WARRANTS TO
DECLINE AND COULD IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH SUBSEQUENT EQUITY
OFFERINGS.

     Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. Currently, there are
9,734,676 shares of common stock actually issued and 9,701,343 outstanding.
Also, there are 3,931,958 shares of common stock reserved for future issuance as follows:

     o    up to 1,440,000 shares underlying the warrants issued in our 2004 public offering;

     o    up to 335,615 shares underlying warrants granted to satisfy obligations in connection with the 2004 public offering;

     o    up to 432,000 shares underlying the underwriters representative's warrants issued in the 2004 public offering, including the shares underlying the warrants included in the representative's warrants;

     o    up to 500,000 shares underlying stock options previously granted, or which may be granted, under our Stock Option Plan;

     o    up to 1,161,701 shares underlying other stock options and warrants that were granted and remained outstanding as of August 23, 2004;

     o    up to 58,253 shares underlying 6% convertible notes in the aggregate principal amount of $50,000; and

     o    up to 4,389 shares of common stock underlying our series A convertible preferred stock.

     We have 9,701,343 shares of common stock outstanding, of which 5,779,929 are freely

                                       10

tradable. The remaining 3,921,414 shares are either held by "affiliates", as defined by the rules and regulations promulgated under the Securities Act of
1933, or are "restricted securities" as defined in Rule 144 promulgated under the Securities Act of 1933. Of this amount, 139,632 restricted shares not held by affiliates and 3,720,432 restricted or non-restricted shares held by
"affiliates," can only be sold in compliance with the timing and volume limitations of Rule 144 promulgated under the Securities Act of 1933. The other
61,350 restricted shares may be sold without limitation under Rule 144(k).

     The decrease of our outstanding shares as a result of a reverse stock split, without change to our authorized capitalization, increased the ability of our board of directors to issue shares without stockholder approval. Issuance of shares may dilute the value of our outstanding shares or have a negative impact on the trading price of the common stock.

     The 1-for-3 stock split effected in January 2004 reduced our outstanding shares from 18,338,033 to 6,112,678 (9,663,907 shares after giving effect to the consummation of the public offering and related issuances of units). Since the reverse stock split was effected without change in our authorized shares, the differential between outstanding shares and authorized shares increased, thus providing the Board of Directors with increased ability to effect issuances of stock without stockholder authorization. For example, shares may be issued in capital raising transactions, mergers or acquisitions for compensatory reasons where other governing rules or statutes do not separately require stockholder approval. The issuance of these shares for less than their book value or for less than value paid by purchasers in the recently completed offering could have a dilutive effect on purchasers in this offering. Further the issuance of the shares could also have a negative impact on the trading price of our then outstanding common stock, including the stock issued in the recently completed offering.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us and the industry in which we operate. We use words such as plans, believes, expects, future, intends and similar expressions to identify forward-looking statements. These forward-looking statements involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

     All shares and/or warrants of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares and/or warrants.
However, the shares offered by this prospectus include 398,087 shares underlying warrants and options to purchase those shares at different prices per share.
Assuming the exercise of all of these warrants and options, we would receive proceeds of approximately $1,409,700 in the aggregate, which we would use for additional working capital.

                            SELLING SECURITY HOLDERS

     The following table sets forth the information as to the ownership of our securities by the selling stockholders on August 31, 2004. On August 31, 2004,
9,701,343 shares of our common

                                       11

stock were outstanding. Unless otherwise indicated, it is assumed that each selling stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the selling stockholder, including those issuable upon exercise of warrants or options. In addition, other than indicated below, none of the selling stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

     A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities.
Each selling stockholder's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

                                                                                         SHARES TO BE       PERCENTAGE OF
                                         SHARES OWNED           NUMBER OF                OWNED              COMMON STOCK
                                         BEFORE THE             SHARES THAT              AFTER THE          OWNED AFTER THE
        SELLING STOCKHOLDER              OFFERING               MAY BE SOLD              OFFERING           OFFERING
        -------------------              ------------           -----------              ------------       ---------------

Kenneth Riedel                                    610               610                     0                   0
11359 S. Neenah
Worth, IL 60482

United Systems                                 22,927 (1)        16,260                 6,667                   *
1405 Pioneer Street
Brea, CA 92821

K&M Printing                                      711 (2)           711                     0                   0
1410 N. Meacham Road
Schaumburg, IL 60173

Chetwood Company                                1,077 (3)         1,077                     0                   0
333 Seventh Avenue
New York, NY 10001

Howe Creative                                   6,952 (4)         6,952                     0                   0
1181 S. Parker Road, Suite 102
Denver, CO 80231

Design Centre Incorporated                    131,335 (5)        66,057                65,278                   *
218 Dew Drop Road
York PA 17402

Martin Hodas                                  467,672 (6)       111,672               356,000                3.63
271-19E Grand Central
Parkway, Floral Park, NY 11005

                                       12

                                                                                         SHARES TO BE       PERCENTAGE OF
                                         SHARES OWNED           NUMBER OF                OWNED              COMMON STOCK
                                         BEFORE THE             SHARES THAT              AFTER THE          OWNED AFTER THE
        SELLING STOCKHOLDER              OFFERING               MAY BE SOLD              OFFERING           OFFERING
        -------------------              ------------           -----------              ------------       ---------------

Alan Litroff                                  146,332 (7)         8,333               137,999                 1.42
5 Terrace Circle,
Great Neck, NY 11021

Marina Co.                                    562,361 (8)       301,350               261,011                 2.6
c/o Morse, Zelnick, Rose & Lander
405 Park Avenue
New York, NY  10022-4405

Ink, Inc.                                         553 (9)           553                     0                   0
4049 Central St.
Kansas City, MO  64111

Dooley Associates LLC                             553 (10)          553                     0                   0
445 Park Ave., 9th Floor
New York, NY 10022

Tricor Systems                                 18,157 (11)       12,195                 5,962                   *
1650 Todd Farm Drive
Elgin, IL 60123

R. Jerry Falkner                               51,000 (12)       40,000                11,000                   *
R.J. Falkner & Co.
634 Kimbark Street
Suite 3
Longmont, CO 80501

Thomas M. Stuckey                              23,431 (13)        8,333                15,098                   *
c/o Milestone Scientific Inc.
220 South Orange Avenue
Livingston Corporate Park
Livingston, NJ 07039

Shaul Koren                                   108,975 (14)       16,667                92,308                   *
Corner Milky Way and Cosmic Street
Linbro Business Park, Sandton
P.O. Box 400
Bramley, 2018
South Africa

                                       13

                                                                                         SHARES TO BE       PERCENTAGE OF
                                         SHARES OWNED           NUMBER OF                OWNED              COMMON STOCK
                                         BEFORE THE             SHARES THAT              AFTER THE          OWNED AFTER THE
        SELLING STOCKHOLDER              OFFERING               MAY BE SOLD              OFFERING           OFFERING
        -------------------              ------------           -----------              ------------       ---------------

Lawrence Brown                                 11,666 (15)        3,333                 8,333                   *
57 Lee Ann Court
Enola, PA 17025

Lorrence Green                                  6,667 (16)        6,667                     0                   0
Westbury Diagnostics Inc.
SUNY Farmingdale
Conklin Hall, Suite 114
Farmingdale, NY 11735

Mike McGeehan                                   6,667 (17)        6,667                     0                   0
9 Andover Avenue
Bridgewater, NJ 08807

Johan Petersen                                  1,667 (18)        1,667                     0                   0
Star Die Molding
2741 Katherine Way
Elk Grove Village, IL 60007

David Pettinato                                 1,667 (19)        1,667                     0                   0
1033 Brighton Court
Schaumburg, IL 60193

Leo Danushevsky                                37,998 (20)       37,998                     0                   0
L.C. Mold
760 West Algonquin Road
Arlington Heights, IL 60005

Alan Creamer                                    8,000 (21)        8,000                     0                   0
16061 Via de las Palmas
Rancho Santa Fe, CA 92091

-----------------

                                       14

*    Less than 1%

(1)  United Systems' beneficial ownership of common stock includes 6,667 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $2.1875. Investment making authority for this entity is vested in Thomas Cheng, its owner and President.

(2)  Investment making authority for K&M Printing is vested in Ken Stobart, its
     President.

(3)  Investment making authority for Chetwood Company is vested in Steve Elliot, its founder.

(4)  Howe Creative's beneficial ownership of common stock includes 1,667 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.92. Investment making authority for this entity is vested in Dennis Howe.

(5)  Design Centre Incorporated's beneficial ownership of common stock includes
     65,278 shares subject to stock options, exercisable within 60 days of the date of this prospectus, 62,500 of which are exercisable at a price of
     $1.98 and 2,778 of which are exercisable at a price of $1.25.Investment making authority for this entity is vested in Gary DeBruin, its Senior Vice
     President.

(6)  Martin Hodas' beneficial ownership of common stock includes 58,253 shares issuable in repayment of a convertible note due November 27, 2004, and
     57,419 shares underlying warrants exercisable within 60 days of the date of this prospectus, 53,419 of which are exercisable at a price of $1.56.

(7)  Alan Litroff's beneficial ownership of common stock includes 5,000 shares underlying warrants exercisable within 60 days of the date of this prospectus, at a price of $6.00, 3,333 shares subject to stock options, exercisable within 60 days of the date hereof at an exercise price of $4.92 and 3,333 shares subject to stock options, exercisable within 60 days of the date hereof, at an exercise price of $6.56.

(8)  Marina Co. is a New York General Partnership whose general partners are some of the limited liability partners of Morse, Zelnick, Rose & Lander,
     LLP. Marina Co. is used by its participating partners as a repository for shares of Milestone Scientific and other corporations that they own. Marina
     Co.'s beneficial ownership of common stock includes 342,548 shares issuable upon exercise of stock options and warrants, exercisable within 60 days of the date of this prospectus. 160,000 options are exercisable at $3.26 per share, 4,762 options are exercisable at $5.25 per share, 67,111 options are exercisable at $3.75 per share and 111,675 warrants are exercisable at
     $4.89 per share. 80,000 of these warrants, expiring April 16, 2009, are also offered as part of this Registration Statement.

(9)  Investment making authority for Ink, Inc. is vested in Richard Grove, its
     CEO.

(10) Investment making authority for Dooley Associates LLC is vested in Joseph
     Dooley, its founder.

(11) Tricor Systems' beneficial ownership of common stock includes 3,333 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $2.50. Investment making authority for this entity is vested in Jack Jereb, its president.

                                       15

(12) R. Jerry Falkner's beneficial ownership of common stock includes 40,000 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $2.25 per share.

(13) Thomas Stuckey's beneficial ownership of common stock includes 22,332 shares subject to stock options exercisable within 60 days of the date of this prospectus. 8,333 of these options are exercisable at $6.56 per share,
     3,333 at $7.50 per share, 2,333 at $2.25 per share and 8,333 at $4.92 per share.

(14) Shaul Koren's beneficial ownership of common stock includes 16,667 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.92 per share.

(15) Lawrence Brown's beneficial ownership of common stock includes 11,666 shares subject to stock options exercisable within 60 days of the date of this prospectus. 8,333 of these options are exercisable at $6.56 per share and 3,333 are exercisable at $4.92 per share.

(16) Lorrence Green's beneficial ownership of common stock includes 6,667 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.92 per share.

(17) Mike McGeehan's beneficial ownership of common stock includes 6,667 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.92 per share.

(18) Johan Petersen's beneficial ownership of common stock includes 1,667 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.92 per share.

(19) David Pettinato's beneficial ownership of common stock includes 1,667 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.92 per share.

(20) Leo Danushevsky's beneficial ownership of common stock includes 1,667 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.92 per share.

(21) Alan Creamer's beneficial ownership of common stock includes 8,000 shares subject to stock options, exercisable within 60 days of the date of this prospectus, at an exercise price of $4.92 per share.

                              PLAN OF DISTRIBUTION

     Sales of the shares of our common stock or the warrants to purchase our common stock, covered by this prospectus, may be effected from time to time in transactions (which may include block transactions) on the American Stock
Exchange (or other markets on which shares of our common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the selling stockholders has entered into agreements, understandings or arrangements with any underwriters or

                                       16

broker-dealers regarding the sale of their shares. The selling stockholders may effect transactions by selling their shares directly to purchasers or through broker-dealers, who may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents, or to whom they sell as principal, or both
(which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 and any
commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against a number of liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer who participates in transactions involving sales of the securities against the liabilities, including liabilities arising under the Securities Act. As used herein, "selling stockholders"
includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of such Rule.

     We have agreed to keep the registration statement, of which this prospectus is a part, effective until all the shares covered by this prospectus are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation.

     In order to comply with the applicable state securities laws, the shares covered by this prospectus will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in a number of states the shares may not be offered or sold unless they have been registered or qualified for sale in such states, or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, the selling stockholders will be subject to applicable provisions of the Exchange
Act and the rules and regulations thereunder, including, without limitation,
Rule 10b-5 and, insofar as the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof, all of which may affect the marketability of the shares covered by this prospectus.

                                  LEGAL MATTERS

     Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, New York, New York
10022 will deliver an opinion that the issuance of the shares covered by this prospectus has been approved by our Board of Directors and that such shares, when issued, will be fully paid and non-assessable under Delaware law.

                                       17

                                     EXPERTS

     Our financial statements as of December 31, 2003 for the years ended
December 31, 2003 and 2002, incorporated in this prospectus by reference to the
Form 10-KSB, have been so incorporated in reliance on the report of J.H. Cohn
LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

                                       18

                      INTEREST OF NAMED EXPERT AND COUNSEL

     Members, affiliates and of counsel to Morse, Zelnick, Rose & Lander, LLP own, in the aggregate, 219,813 shares of our common stock and options or warrants to purchase 342,548 shares of our common stock, all of which are currently exercisable.

             LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. This provision does not eliminate or limit the liability of a director:

     o    for breach of his or her duty of loyalty to us or to our stockholders;

     o    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o    under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions);

     o    for any improper benefit; or

     o    for breaches of a director's responsibilities under the federal securities laws.

     Our certificate of incorporation also provides that we indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss
(including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our
Certificate of Incorporation, Bylaws and the Delaware General Corporation Law,
we have been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy and is, therefore, unenforceable.

                                       19

                                           =====================================

                                                      657,322 SHARES
                                                       COMMON STOCK

                                                     80,000 WARRANTS,
                                                     EACH TO PURCHASE
                                                 ONE SHARE OF COMMON STOCK

                                                 MILESTONE SCIENTIFIC INC.

                                                        PROSPECTUS

                                                    September 29, 2004
                                           =====================================